Exhibit 99.1

Absci Reports Business Updates and Second Quarter 2025 Financial and Operating Results
Strengthened balance sheet raising approximately $64 million in gross proceeds in July 2025; cash, cash equivalents, and short-term investments now sufficient to fund operations into the first half of 2028
Expanded ongoing collaboration with Almirall, with election of a second target focused on dermatological indications
VANCOUVER, Wash. and NEW YORK, August 12, 2025 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics with generative AI, today reported financial and operating results for the quarter ended June 30, 2025.
“The past few months have been a period of strong execution for Absci, and we are positioned to build on this momentum,” said Sean McClain, Founder and CEO. “ABS-101 is advancing through clinical trials, ABS-201 is on track to enter the clinic early next year, and we recently announced a key milestone in our collaboration with Almirall. With a strengthened balance sheet and runway into the first half of 2028, we are well positioned to deliver on our mission.”
Recent Highlights
•Completed an underwritten public offering of common stock raising gross proceeds of approximately $50 million, and raised an additional approximately $14 million through Absci’s at-the-market facility in July 2025.
•Expanded ongoing AI Drug Discovery collaboration with Almirall with election of a second target focused on dermatological indications. The election follows the successful delivery of AI de novo designed, functional antibodies by Absci against a difficult-to-drug target — the first target nominated under the collaboration. The collaboration, originally announced in November 2023, combines Absci’s Integrated Drug Creation™ platform with Almirall’s dermatology expertise to accelerate the development of novel therapeutics for chronic and debilitating skin diseases. In addition to product royalties, Absci is eligible to receive up to approximately $650 million in upfront fees, R&D, and post-approval milestone payments across the two programs if all milestones are successfully completed.

Exhibit 99.1
•Continuing to advance all internal asset programs, with Phase 1 interim readout for ABS-101 (anti-TL1A) anticipated later this year and potential Phase 1/2a interim efficacy readout for ABS-201 (anti-PRLR) anticipated in the second half of 2026.
•Progressing on key initiatives in strategic collaboration with AMD, with objective of scaling Absci's AI Drug Creation platform using AMD Instinct™ accelerators and ROCm™ software. In January 2025, concurrent with this collaboration, AMD also made a $20 million strategic equity investment in Absci.
Internal Pipeline Updates, Anticipated Program Progress, and 2025 Outlook
•ABS-101 (potential best-in-class anti-TL1A antibody): The ongoing Phase 1 (ACTRN12625000212459p) randomized, double-blind, placebo-controlled, first-in-human study of single ascending doses of ABS-101 will evaluate safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) in healthy volunteers. The primary endpoint is safety and tolerability, with PK, PD, and immunogenicity serving as secondary endpoints. The Phase 1 interim data readout is expected in the second half of 2025.
•ABS-201 (potential best-in-class anti-PRLR antibody): ABS-201 is a potential best-in-class anti-PRLR antibody in development for androgenetic alopecia, an indication with significant unmet clinical need and a large potential patient population of approximately 80 million individuals in the U.S. alone. Absci has nominated a development candidate with a preclinical profile suggesting high affinity and potency, favorable safety and immunogenicity, extended half life for convenient infrequent dosing, and excellent developability and manufacturability. ABS-201 has the potential to offer a more efficacious, convenient, durable, and safe option as compared to current standard of care. Absci anticipates initiation of a Phase 1/2a clinical trial for ABS-201 in early 2026, with potential for an interim efficacy readout in the second half of 2026.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci has presented data for this program showing that expression of ABS-301’s target suggests broad potential in squamous cell carcinomas and beyond. For this program, Absci has optimized an antibody lead with high affinity and potency, and has successfully completed the first in vivo target validation study. The findings from the study demonstrate that signaling through the pathway drives a potent anti-tumor response, providing strong rationale for advancing into in vivo efficacy studies with ABS-301. These results support continued preclinical development and further exploration of ABS-301’s therapeutic potential.
•ABS-501 (potential best-in-class novel AI-designed anti-HER2 antibody): For this program, Absci has identified antibody leads using its zero-shot de novo AI technology with the following

Exhibit 99.1
characteristics: novel epitope interactions, increased or equivalent affinity to trastuzumab in preclinical settings, efficacious against a trastuzumab-resistant xenograft tumor, and good developability.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships and anticipates signing one or more partnerships, including with a Large Pharma company, in 2025.
Absci continues to focus its investments and operations on advancing its internal pipeline of programs, alongside current and future partnered programs, while achieving ongoing platform improvements and operational efficiencies. In July 2025, Absci raised an additional approximately $64 million in gross proceeds from an underwritten public offering of common stock and strategic utilization of the company's at-the-market facility. Based on the company's current plans, Absci now believes its existing cash, cash equivalents, and short-term investments will be sufficient to fund its operations into the first half of 2028.
Second Quarter 2025 Financial Results
Revenue was $0.6 million for the three months ended June 30, 2025 compared to $1.3 million for the three months ended June 30, 2024.
Research and development expenses were $20.5 million for the three months ended June 30, 2025 compared to $15.3 million for the three months ended June 30, 2024. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development, and an increase in personnel costs and stock compensation expense.
Selling, general, and administrative expenses were $8.5 million for the three months ended June 30, 2025 compared to $9.3 million for the three months ended June 30, 2024. This decrease was primarily due to a decrease in stock compensation expense.
Net loss was $30.6 million for the three months ended June 30, 2025, as compared to $24.8 million for the three months ended June 30, 2024.
Cash, cash equivalents, and short-term investments as of June 30, 2025 were $117.5 million, compared to $134.0 million as of March 31, 2025. In July 2025, Absci raised an additional approximately $64 million in gross proceeds, including $50 million through an underwritten public offering of common stock, and approximately $14 million through the company’s at-the-market facility.
Webcast Information
Absci will host a conference call to discuss its second quarter 2025 business updates and financial and operating results on Tuesday, August 12, 2025 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.

Exhibit 99.1
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics. These include ABS-101, a potentially best-in-class antibody to treat inflammatory bowel disease (IBD), as well as other indications, and ABS-201, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male and female pattern baldness. Absci is headquartered in Vancouver, WA, with an AI Research Lab in New York City, and Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “goal,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations related to business operations, portfolio strategy, financial performance, and results of operations, our expectations and guidance related to the success of our partnerships, the gross use of cash, cash equivalents, and short-term investments, including revised guidance, our projected cash usage, needs, and runway, our expectations regarding the signing and number of additional partners and number of programs included in such partnerships, our technology development efforts and the application of those efforts, including for generalizing our platform, accelerating drug development timelines, improving the economics of drug discovery by lowering costs, and increasing the probability of success for drug development, our ability to execute with our partners to create differentiated antibody therapeutic candidates in an efficient manner, create and execute a successful development and commercialization strategy related to such candidates with current or future partners, and design and develop differentiated therapeutics to treat disease with unmet need, our ability to market our platform technologies to potential partners, and our internal asset programs, including our clinical development strategy, the progress and timing for various stages of development including advancement to lead stage, completion of pre-clinical studies, candidate selection, IND enabling studies, initiating clinical trials and the generation and disclosure of data related to these

Exhibit 99.1
programs, the translation of preclinical results and data into product candidates, and the significance of preclinical results, including in comparison to competitor molecules and in leading to differentiated clinical efficacy or product profiles, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to obtaining and maintaining necessary approvals from the FDA and other regulatory authorities, replicating in clinical trials promising or positive results observed in preclinical studies, our dependence on third parties to support our internal asset programs, including for the manufacture and supply of preclinical and clinical supplies of our product candidates or components thereof, our ability to effectively collaborate on research, drug discovery and development activities with our partners or potential partners, our existing and potential partners’ ability and willingness to pursue the development and commercialization of programs or product candidates under the terms of our partnership agreements, and overall market conditions and regulatory developments that may affect our and our partners’ activities under these agreements, along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
Alex Khan
VP, Finance & Investor Relations
investors@absci.com

Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except for share and per share data)	2025	2024	2025	2024
Partner program revenue	$593	$1,270	$1,772	$2,168
Operating expenses
Research and development	20,458	15,261	36,822	27,497
Selling, general and administrative	8,528	9,346	18,000	18,090
Depreciation and amortization	3,000	3,384	6,072	6,800
Total operating expenses	31,986	27,991	60,894	52,387
Operating loss	(31,393)	(26,721)	(59,122)	(50,219)
Other income (expense)
Interest expense	(56)	(150)	(135)	(326)
Other income, net	1,011	2,121	2,469	3,832
Total other income, net	955	1,971	2,334	3,506
Loss before income taxes	(30,438)	(24,750)	(56,788)	(46,713)
Income tax benefit (expense)	(131)	—	(127)	(12)
Net loss	$(30,569)	$(24,750)	$(56,915)	$(46,725)

Net loss per share: Basic and diluted	$(0.24)	$(0.22)	$(0.45)	$(0.44)

Weighted-average common shares outstanding: Basic and diluted	127,592,948	112,934,086	126,035,844	106,163,709

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except for share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$38,024	$41,213
Restricted cash	16,209	15,947
Short-term investments	79,434	71,212
Accounts receivable, net	700	—
Prepaid expenses and other current assets	3,037	5,459
Total current assets	137,404	133,831
Operating lease right-of-use assets	3,457	3,968
Property and equipment, net	24,063	29,167
Intangibles, net	43,198	44,883
Restricted cash, long-term	1,054	1,054
Other long-term assets	716	705
TOTAL ASSETS	$209,892	$213,608
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,206	$3,529
Accrued expenses	5,715	6,842
Contingent consideration	12,750	12,750
Long-term debt	1,986	2,733
Operating lease obligations	1,705	1,608
Financing lease obligations	7	78
Deferred revenue	954	1,116
Total current liabilities	31,323	28,656
Long-term debt, net of current portion	161	1,257
Operating lease obligations, net of current portion	3,553	4,429
Other long-term liabilities	1,482	133
TOTAL LIABILITIES	36,519	34,475

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	13	12
Additional paid-in capital	739,565	688,726
Accumulated deficit	(566,516)	(509,601)
Accumulated other comprehensive income (loss)	311	(4)
TOTAL STOCKHOLDERS' EQUITY	173,373	179,133
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$209,892	$213,608